Exhibit 99.1

NEWS RELEASE
For Immediate Release
TUFCO TECHNOLOGIES, INC. ANNOUNCES
FISCAL YEAR 2009 FIRST QUARTER RESULTS
GREEN BAY, WI (February 12, 2009)—Tufco Technologies, Inc. (NASDAQ: TFCO), the largest provider of branded contract wet and dry wipes converting in North America and a leader in specialty printing services and business imaging products, today announced that fiscal year 2009 first quarter sales were $23,186,000, down 7% from fiscal year 2008 first quarter sales. Net income per diluted share for the 2009 first quarter was $0.00 per share compared to $0.01 net income per diluted share for the first quarter of 2008.
In commenting on the results, Louis LeCalsey, Tufco’s President and CEO said, “In this very difficult economy, despite a substantial drop in volume, we basically broke even in earnings for the quarter. Even with large declines in sales volume, our cost reduction and productivity efforts allowed us to maintain gross profit margins at 2008 levels. The economy’s continuing downturn has hit our consumer market based customers resulting in a forecast of further sales volume reductions for the second fiscal quarter which we believe will represent our weakest quarter of the fiscal year. However, with new converting lines starting up in late spring and early summer, we expect to see a sales volume increase in the fourth quarter as we start up new projects for both new and existing customers that should offset economy-driven declines. We will continue to focus on customer additions, improving further our cost position and providing excellent service to existing customers to position us optimally in these difficult conditions.”
Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.

Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.
This press release, including the discussion of the Company’s fiscal 2009 results in comparison to fiscal 2008 contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as changes in customer demand for its products, cancellation of production agreements by significant customers including two Contract Manufacturing customers it depends upon for a significant portion of its business, its ability to renew its production agreements with one of these customers, the effects of the economy in general including the recent economic decline, material increases in the cost of base paper stock, competition in the Company’s product areas, an inability of management to successfully reduce operating expenses including labor and waste costs in relation to net sales, the Company’s ability to increase sales and earnings as a result of new projects, the Company’s ability to successfully install new equipment on a timely basis, the Company’s ability to produce new products, the Company’s ability to continue to improve profitability, the Company’s ability to successfully attract new customers through its sales initiatives and the Company’s ability to improve the run rates for its products. Therefore, the financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO
Tufco Technologies, Inc.
P. O. Box 23500
Green Bay, WI 54305-3500
(920) 336-0054
(920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC.
Condensed Balance Sheets
(Amounts in 000’s)

	December 31,	September 30,
	2008	2008
ASSETS

Cash	$7	$68
Accounts Receivable — Net	12,243	11,771
Inventories — Net	14,273	14,940
Other Current Assets	1,215	1,111

Total Current Assets	27,738	27,890

Property, Plant and Equipment — Net	18,043	18,037
Goodwill — Net	7,212	7,212
Other Assets	122	122

Total	$53,115	$53,261

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts Payable	$7,398	$8,320
Accrued Liabilities	675	563
Other Current Liabilities	396	700

Total Current Liabilities	8,469	9,583

Long-Term Debt	4,250	3,000
Deferred Income Taxes	2,894	2,896

Common Stock and Paid-in Capital	25,425	25,421
Retained Earnings	13,993	13,981
Treasury Stock	(1,916)	(1,620)

Total Stockholders’ Equity	37,502	37,782

Total	$53,115	$53,261

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(Amounts in 000’s except share and per share data)

	Three Months Ended
	December 31,
	2008	2007
Net Sales	$23,186	$24,818

Cost of Sales	22,148	23,713

Gross Profit	1,038	1,105

SG&A Expense	1,027	970
Gain on Asset Sales	(38)	—

Operating Income	49	135

Interest Expense (Income)	43	87
Interest Income and Other (Income) Expense	(13)	(18)

Income Before Income Tax	19	66

Income Tax Expense	7	26

Net Income	$12	$40

Net Income Per Share:
Basic	$0.00	$0.01
Diluted	$0.00	$0.01

Weighted Average Common Shares Outstanding:
Basic	4,412,242	4,535,644
Diluted	4,412,242	4,552,607